                                                                     EXHIBIT 5.1

               OPINION AND CONSENT OF MORGAN, LEWIS & BOCKIUS LLP

                                January 23, 2004

SanDisk Corporation
140 Caspian Court
Sunnyvale, CA 94089

             Re: SanDisk Corporation - Registration Statement for Offering of an Aggregate of 4,014,543 Shares (the "Shares") of Common Stock

Dear Ladies and Gentlemen:

                  We have acted as counsel to SanDisk Corporation, a Delaware corporation (the "Company"), in connection with the registration on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, of the following shares of the Company's common stock (i) an additional 3,507,698 shares issuable under Company's 1995 Stock Option Plan, as amended and restated January 2, 2002 (the "Option Plan"), (ii) an additional 220,942 shares issuable under the Company's Employee Stock Purchase Plan, as amended and restated January 2, 2002 (the "ESPP"), (iii) an additional 125,000 shares issuable under the Company's International Employee Stock Purchase Plan, as amended and restated January 2, 2002 (the "IESPP") and (iv) an additional 160,903 shares issuable under Company's 1995 Non-Employee Directors Stock Option Plan, as amended and restated January 2, 2004 (the "Directors Plan").

                  This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

                  We have reviewed the Company's charter documents and the corporate proceedings taken by the Company with respect to the establishment and amendment of the Option Plan, the ESPP, the IESPP and the Directors Plan. Based on such review, we are of the opinion that, if, as and when the Shares have been issued and sold (and the consideration therefor received) pursuant to (a) the provisions of stock option agreements duly authorized under the Option Plan and in accordance with the Registration Statement, (b) duly authorized stock purchases effected in accordance with the ESPP and the Registration Statement,
(c) duly authorized stock purchases effected in accordance with the IESPP and the Registration Statement or (d) the provisions of the stock option agreements duly authorized under the Directors Plan and in accordance with the Registration Statement, such Shares will be duly authorized, legally issued, fully paid and nonassessable.

                  We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

                  This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Option Plan, the ESPP, the IESPP, the Directors Plan or the Shares.

                                                 Very truly yours,

                                                 /s/ Morgan, Lewis & Bockius LLP

                                                 MORGAN, LEWIS & BOCKIUS LLP